UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 10, 2004
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The text set forth in Item 5.02 - Employment Agreements, is incorporated into this section by reference.

Effective December 10, 2004, Dr. Shimshon Gottesfeld, Vice President of Research and Development and Chief Technology Officer of MTI MicroFuel Cells Inc. ("MTI Micro"), a subsidiary of the Mechanical Technology Incorporated ("MTI"), has been granted options to purchase 72,310 shares of MTI Micro common stock at a price of $2.39 per share, which will vest at the rate of 6.25% over each of the next 16 quarters, with the initial vesting to occur on January 1, 2005. Dr. Gottesfeld also has a written employment agreement, effective March 4, 2004, for a 3 year term expiring on March 4, 2007. The agreement provides for a base salary of $250,000 per year. He will also receive 100% of his base salary for 6 months if he is terminated without cause or if he leaves employment for certain reasons as defined in the agreement.

The text set forth in Item 5.02 - Employment Agreements, is incorporated into this section by reference.

There is no public market for MTI Micro common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Description of Changes

On December 10, 2004, Alan Soucy was promoted from Chief Operating Officer to President and Chief Operating Officer of MTI Micro, a subsidiary of MTI, and Dr. William Acker, who was formerly Chief Executive Officer and President, will continue as Chief Executive Officer of MTI Micro.

Identification of Executive Officers and Business Experience

Dr. Acker was President of MTI from June 2000 to October 22, 2002 when he left this position to devote his full attention to MTI Micro, where he has been Chief Executive Officer since December 10, 2004. Dr. Acker was President and Chief Executive Officer of MTI Micro, since MTI formed it as a subsidiaryits founding in March 2001, until December 10, 2004. From 1997 to June 2000, Dr. Acker was Vice President of Technology and Product Development at Plug Power Inc., leading the development of the world's first residential PEM fuel cell system; he was instrumental in building Plug Power from a small R&D lab into a product development and manufacturing company. Before his tenure at Plug Power, Dr. Acker joined Texaco in 1990 and served in numerous management positions including Global Manager for Engineering and Product Testing from 1996 to 1997, where he was responsible for the development of energy products and was involved in the formation of Texaco's strategic business direction.

Mr. Soucy became President and Chief Operating Officer of MTI Micro, a subsidiary of MTI, on December 10, 2004. Prior to that, from August 8, 2002 through December 10, 2004, he was Chief Operating Officer and head of Silicon Valley operations where he was responsible for sales and marketing, business development, and extended enterprise production, leading the process of developing markets, alliances, and OEM,

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distribution, and channel partners for MTI Micro's products.  From 1999-2002, Mr. Soucy served as Vice President of worldwide sales and marketing at Tripath Technology, Inc., a fabless semiconductor supplier for consumer electronics and broadband communications customers.  His background also includes several years as general manager of Philips Mobile Computing Group, the portable digital products division of Philips Electronics, where he helped to establish Philips as a leading supplier of mobile products based on Microsoft's Windows CE operating system.

Family Relationships and Certain Relationships and Related Transactions

There are no family relationships between Dr. Acker or Mr. Soucy and any director or executive officer and no transactions or proposed transactions between Dr. Acker or Mr. Soucy, or any member of their immediate families, and MTIthe Company or its' subsidiaries, in which Dr. Acker or Mr. Soucy, or any member of their immediate families, will have a direct or indirect material interest.

Employment Agreements

Effective December 10, 2004, Dr. William P. Acker, Chief Executive Officer of MTI Micro, a subsidiary of MTI, has a verbal agreement with MTI Micro that provides a base salary of $250,000 and was granted options to purchase 400,242 shares of MTI Micro common stock at a price of $2.39 per share, which will vest at the rate of 6.25% over each of the next 16 quarters, with the initial vesting to occur on January 1, 2005. Dr. Acker also has a written employment agreement with MTI Micro that provides he will receive 1) 100% of his base salary and benefits for one year, subject to reduction for any amounts earned in other employment, and 2) be permitted to exercise any vested options on his date of termination and those options, if any, that would have vested within the twelve month period following the end of the month of his date of termination, if if he is terminated without cause. This agreement continues unless modified.

Effective December 10, 2004, Mr. Alan J. Soucy, President and Chief Operating Officer of MTI Micro, a subsidiary of MTI, has a verbal agreement with MTI Micro that provides a base salary of $300,000 and a performance-based bonus of up to $100,000 in 2005. Mr. Soucy was also granted options to purchase 361,522 shares of MTI Micro common stock at a price of $2.39 per share, which will vest at the rate of 6.25% over each of the next 16 quarters, with the initial vesting to occur on January 1, 2005. Mr. Soucy received a $50,000 cash bonus in October 2004. Mr. Soucy's written employment agreement with MTI Micro, consistent with his verbal agreementthat stated above, provides 1) a base salary of $300,000; 2) a bonus as determined by his supervisor and the Board of Directors; and 3) an agreement that he will receive 100% of his base salary for 6 months, subject to reduction for any amounts earned in other employment, if he is terminated without cause. This agreement continues unless modified.

There is no public market for MTI Micro common stock.

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Item 9.01. Financial Statements and Exhibits.

Exhibit 10.124: MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan, Amended and Restated as of September 23, 2004

Exhibit 10.125: MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan, Stock Option Agreement

Exhibit 10.126: MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan, Schedule I

Exhibit 10.127: Notice of Exercise of Option

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: December 16, 2004	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President and Chief Financial Officer

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